Exhibit 23.3

                         Independent Auditor's Consent

The Board of Directors
Wellsford Real Properties, Inc.

We consent to the incorporation by reference in the registration statement on Form S-3, No. 333-73874, of Wellsford Real Properties, Inc., of our report dated February 20, 2001, with respect to the consolidated balance sheet of Second Holdings Company, LLC and subsidiaries as of December 31, 2000 and the related consolidated statements of income, members equity and cash flows for the year then ended, which report appears in the December 31, 2000 annual report on Form 10-K of Wellsford Real Properties, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Chicago, Illinois
December 14, 2001